Calculation of Filing Fee Tables
S-8
HNI CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	1,000,000	$ 49.63	$ 49,630,000.00	0.0001476	$ 7,325.39
Total Offering Amounts:						$ 49,630,000.00		$ 7,325.39
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,325.39
Offering Note
[1]	FN1 to "Amount Registered ": This registration statement covers the offering of 1,000,000 shares of common stock of HNI Corporation (the Corporation), par value $1.00 per share (Common Stock), to be issued pursuant to the HNI Corporation Profit Sharing Retirement Plan (as amended and restated, the Plan). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), this registration statement also covers (a) an indeterminate number of additional shares of Common Stock which, by reason of changes in the capitalization of the Corporation and other events specified in the Plan, may become subject to the Plan, and (b) an indeterminate amount of Plan interests to be offered or sold pursuant to the Plan. FN 2 to "Fee Calculation Rule," "Proposed Maximum Offering Price Per Unit," and "Maximum Aggregate Offering Price": Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Common Stock on August 13, 2024, as reported on the New York Stock Exchange.